Exhibit 99.2

[KPMG LLP Letterhead]

Attestation Report of Independent Registered Public Accounting Firm

Citibank Credit Card Master Trust I
c/o Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee

Citibank (South Dakota), National Association, as Servicer

We have examined the accompanying assertion made by management on Citibank (South Dakota), National Association’s (“CBSD”) compliance, as Servicer, with the servicing requirements in Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, and 3.09, Article IV, and Section 8.08 of the Amended and Restated Pooling and Servicing Agreement for the Citibank Credit Card Master Trust I, formerly known as the Standard Credit Card Master Trust I (the “Trust”), dated as of October 5, 2001 (filed with the Securities and Exchange Commission on Form 8-K on October 19, 2001) and amended as of December 31, 2003 and December 19, 2005, including the supplements for each series issued from the Trust, among CBSD, as Seller and Servicer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (the “Agreement”) for the year ended December 31, 2006. Management is responsible for CBSD’s compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting management’s assertion and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management’s assertion referred to above is fairly stated, in all material respects, based upon the stated criteria in the Agreement.

/s/ KPMG LLP

New York, New York
March 22, 2007

[Citibank (South Dakota) Letterhead]

Management Report on Citibank (South Dakota), National Association’s Compliance, as
Servicer, with the Servicing Requirements of the Pooling and Servicing Agreement

Management of Citibank (South Dakota), National Association (“CBSD”), as Servicer, is responsible for compliance with the servicing requirements in Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, and 3.09, Article IV, and Section 8.08 of the Amended and Restated Pooling and Servicing Agreement (the “Agreement”) for the Citibank Credit Card Master Trust I, formerly known as the Standard Credit Card Master Trust I (the “Trust”), dated as of October 5, 2001 and amended as of December 31, 2003 and December 19, 2005, including the supplements for each series issued from the Trust, among CBSD, as Seller and Servicer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee.

Management has performed an evaluation of CBSD’s compliance with the aforementioned sections of the Agreement for the year ended December 31, 2006. Based upon this evaluation, management believes that, for the year ended December 31, 2006, CBSD, as Servicer, was materially in compliance with the aforementioned sections of the Agreement.

/s/ Kendall Stork
-----------------------
Kendall Stork
President

March 22, 2007